UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report, Date of event requiring report	February 28, 2020, December 12, 2019

TRICCAR, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-30746	84-4250492
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

848 N. Rainbow Blvd., #3254, Las Vegas, Nevada	89107
(Address of Principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(702) 330-2430

Frontier Oilfield Services, Inc., 220 Travis Street, Suite 501, Shreveport, Louisiana 71101
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 12, 2019, Frontier Oilfield Services, Inc., a Texas Corporation (“FOSI”) entered into a Reorganization and Stock Purchase Agreement (the “Agreement”) to change its corporate domicile from Texas to Nevada, assume the name TRICCAR, Inc. (“TRICCAR”), and to acquire 100% of the issued and outstanding equity of TRICCAR Holdings, Inc., a Nevada Corporation (“TRICCAR Holdings”).

Item 2.01 Completion of Acquisition or Disposition of Assets

Pursuant to the Agreement, effective on February 28, 2020, the parties closed the Agreement.

TRICCAR acquired 100% of the issued and outstanding equity of TRICCAR Holdings TRICCAR issued 80,000,000 shares of stock to acquire all the issued and outstanding equity stock of TRICCAR Holdings while TRICCAR shareholders retained 20,000,000 shares of stock.

TRICCAR’s management team and Board of Directors resigned and were replaced by TRICCAR Holdings management team and a new five member Board of Directors.

Item 3.03 Material Modification to Rights of Security Holders.

Pursuant to the closing of the Agreement, the 20,000,000 existing TRICCAR shares were classified as Class A common stock with one-to-one voting rights.  The 80,000,000 shares of stock issued to TRICCAR Holdings includes 52,500,000 shares of Class A common stock with one-to-one voting rights and 27,500,000 shares of Class B common stock with twenty-to-one voting rights.

Item 5.01 Changes in Control of Registrant

Pursuant to the Agreement, TRICCAR delivered 80,000,000 shares of common stock, representing approximately 80% of the outstanding equity of TRICCAR to shareholders of TRICCAR Holdings on behalf of the previous shareholders of FOSI and other designees of FOSI, resulting in a change of control of the Registrant.

The Company’s stock symbol is expected to be changed in Q1 or Q2 2020 to better reflect the TRICCAR brand name and business focus.

As part of the transaction, the then director of TRICCAR elected William M. Townsend as President & Chief Executive Officer and Director, Katrina Yao as Executive Vice President, Chief Financial Officer and Director, Frank E. Federer as Director, Steve Hayden as Director and Bernard O’Donnell, former Executive Vice President of FOSI, as Director.  The identity and percentage ownership of the controlling shareholders, officers and directors is set forth in Item 8.01 Other Events, below.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

Name and Corporate Domicile Change

As part of the Reorganization Agreement, pursuant to the Articles of Merger filed with the Nevada Secretary of State on February 12, 2020, FOSI merged with and into TRICCAR, Inc., a Nevada corporation and a wholly-owned subsidiary of FOSI and changed its corporate domicile from Texas to Nevada.

Change of Authorized Capital

As a result of the Agreement and Plan of Merger, the Company changed its total authorized capital as follows: The total number of common stock authorized that may be issued by the Company is four hundred million (400,000,000) shares of common stock with a par value of one hundredth of one cent ($0.0001) per share consisting of three hundred seventy-two million five hundred thousand (372,500,000) shares Class A shares with 1:1 voting rights and twenty-seven million five hundred thousand (27,500,000) Class B shares with 20:1 voting rights, and fifty million (50,000,000) shares of preferred stock with a par value of one hundredth of a cent ($0.0001) per share. To the fullest extent permitted by the laws of the state of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the corporation.

Item 8.01 Other Events.

As a result of the Reorganization Agreement, TRICCAR, Inc. has altered its primary operation. The new primary business of the company is as follows:

1. Business of the Company

General

TRICCAR is a vertically integrated biomedical research, development, and marketing firm that develops, acquires, and partners to bring life-changing bioceutical solutions (not requiring FDA approval) and pharmaceutical drugs  (requiring FDA approval) to the global market. The Company is engaged in the development of bioceutical and pharmaceutical products designed to support the well-being of humans and animals that have common diseases.

The Company’s products are backed by research, development and clinical testing and includes 38 bioceutical formulations designed to support illnesses and diseases, including four formulae built around a patented fruit-based calcium supplement; a weight loss and obesity supplement that requires no dramatic change in diet or requirement of exercise; a formula that helps relieve the symptoms of menopause; a fast-acting blood performance product that separates white and red blood cells; a mental focus formula clinically proven to increase attention and recall of information and beneficial to children diagnosed with Attention Deficit Disorder (“ADD”); a clinically proven mental acuity formula proven to increase memory recall and aid in the formation of new memories; and others.

The Company is a vertically integrated bioceutical products firm, overseeing a “seed-to-packaging” product cycle ensuring high quality natural ingredients that begin with the seed, root, or clone of a plant through the manufacturing and distribution with each product batch traceable to the source.

The purpose of the Agreement was to secure the ability to access the public markets for future funding; to provide public company visibility to the U.S. Department of Justice, Drug Enforcement Administration, Food and Drug Administration, National institute of Drug Abuse, and other US and international government partners; and to facilitate the repayment of any future debt. In addition, Management believes operating a publicly-held company provides consumers with an additional level of confidence and trust that private companies do not.

TRICCAR owns patented and patent-pending marketing solutions, proprietary direct response marketing approaches, and proprietary cultivation and extraction techniques which are used in the manufacture of products. The Company’s experienced researchers and marketers along with a proprietary comprehensive consumer marketing platform designed to obtain above average performing advertising response are among its most valuable assets. The Company’s consumer-focused communications methods and tactics are continually tested and tweaked to improve sales. This platform allows for the rapid introduction and sale of products and has been successfully used to introduce and market more than 60 products over the past 12 years, including many that were introduced concurrently and dozens that were introduced back to back with as little as 2 weeks between each product launch. Over the past 10 years, the platform was used to generate over $75.2M in first year sales for a fitness and nutraceutical products provider and over $280 million in sales for a multi-market (US, Canada, China, and Taiwan) online retailer.

Online banner advertising produces an average click through rate of 0.35% and within the health and medical industries Google reports an average click through rate of 0.59% with conversion (purchase) rates of 0.82%.  This means that for every 100,000 advertisements purchased, a marketer can expect fewer than 5 purchases. TRICCAR’s advertising technology, using the same 100,000 advertisements purchased, can produce an average of 1,998 purchases.

History

TRICCAR Holdings was originally set up as a product development initiative to address health issues of friends and family. On August 22, 2017, TRICCAR Holdings, Inc. was incorporated in the State of Nevada to pursue commercializing what was then three formulae that had been through double-blind, placebo-based tests and turned into products.

Proprietary Bioceutical Development Process

Twenty-eight months of research and development of bioceuticals led to a November 2016 breakthrough in pre-formulation hypothesis-based design and manufacturing procedures that significantly increased success rates. These proprietary approaches shorten concept-to-testing schedules, resulting in increased formula validation.

BIO and BioMedTracker’s collection and review of drugs in development found 4,000+ drugs from both publicly traded and private companies. The average success rate for successfully bringing a drug to market is roughly one-in-ten; just 9.6%. In contrast, since redesigning our internal processes in Nov. 2016, TRICCAR has developed or secured rights to 72 formulae with 38 exhibiting significant promise in providing relief to patients resulting in a 68.4% success rate for internally created treatments.

The Company holds proprietary processes and trade secrets to keep designs, process, and ingredients and formulations from competitors. Management anticipates that some formulations and processes may be patented. The company holds two issued patents of the date of this Report on Form 8-K.

TRICCAR’s approach to disease abatement includes alternatives to toxic drugs that have been shown to kill tissue, cause organ damage, weaken immunity, or otherwise produce side effects that are sometimes worse than the diseases they treat. The relative ease and timeliness in which our first supplement for ALS was created, along with its low monthly cost, suggests that supporting patients with effective bioceuticals could be a valuable addition to patient choice.

The Company leverages hypothesis driven rapid prototyping, aka Hyporad™, to create and test solutions that can be brought to market as bioceuticals or pharmaceuticals. Hyporad has led to many product innovations which are essentially extensions of existing products into other areas of disease treatment. The Hyporad development process proved instrumental in taking a formula that supports those with obesity and upon evaluating consumer feedback and test results, the Company was able to isolate the ingredients which hypothyroidism sufferers reported were alleviated. The isolation led to the development of HYP, our hypothyroidism product. Test subjects reported decreased pain and irritability, increased energy, relief from constipation, sensitivity to cold, and improved sexual performance.

The Company’s dual-approach to product development includes bioceuticals (e.g., bioceuticals and over-the-counter products), not requiring FDA approval, and thus being able to enter the market and generate revenues quickly; along with pharmaceuticals which require FDA approval. It is Management’s intent to pursue strategic partnerships with larger pharmaceutical companies to underwrite the costs of FDA approval as needed. This approach minimizes risks for the Company by providing revenue streams from our first eighteen (18) nutraceutical products planned for introduction between September 2020 and August 2022, and thus, generate revenue while we concurrently pursue our partnership approach to FDA approval of our pharmaceuticals, which Management intends to do beginning with a potential cure for ALS (Lou Gehrig’s disease).

TRICCAR owns proprietary processes that support our business:

A proprietary consumer marketing platform that combines multi-variant testing of messaging, color, media, calls-to-action, and pricing to quickly obtain higher than normal performing advertising response. The resulting communications are continually tested and improved to drive sales. When used across health care, nutrition, fitness, and nutraceutical products this technique has historically produced $139 in sales for every $7.60 spent. The platform allows for the rapid introduction and sale of products and has been successfully used to introduce and market more than 60 products over the past 10 years.

A patented advertising process that has shown significantly improved results over traditional advertising models. In testing, traditional banner advertising produced an average click through rate of 1.67%, resulting in a subsequent 9.22% conversion rate. The advertising technology allows consumers to save offers to their digital wallet to access at a later date, which dramatically increases response. The save rate (a user saving an offer but not immediately clicking on the banner) was 8.76% with a subsequent conversion rate of 22.81% and 573,367 product purchases. This represents a 525% increase from click through rate versus save rate and a 247% increase in conversion rate from ad banner clicked compared to the saved offer redeemed. For email, the average open rate was 24.35% with an immediate redemption rate of 11.66%, and a subsequent purchase of 250,697 items. The save rate from the opened emails was 15.87%, representing an increase of 65%. The conversion rate resulted in 41.46% of offers saved being redeemed later for a 356% increase in conversion.

A proprietary nutritional complex called Polyamorphic Hipotomanine™ which aids in the absorption of formula ingredients.

A plant cloning process resulting in 99% identical plants, leading to more stable replication of plant genetics and ultimately, formulae ingredients, a critically important step in developing a platform for identical generations of bioceuticals.

Plant cultivation processes that result in stronger, healthier plants that mature faster with greater yield.

Production and packaging of effervescent tablets, which anchors our proprietary platform for creating multiple future products, including line extensions and better delivery of nutrients, with increased bioavailability.

Rapid growth plant species that produce cannabidiol and terpenes, including non-marijuana species..

Proprietary growing turnstiles that strengthen plant roots, stalks, and improve overall health, recreating the natural movement of plants affected by wind and earth vibrations which cannot be easily replicated in a greenhouse environment.

Relationships with seed banks and prior acquisitions of seeds from around the world for plants that provide key benefits in our products.

The State of Our Business

TRICCAR is addressing the human health care and supplement markets, along with animal science, with a current pipeline of 38 products that have been supported by millions of dollars in research and development, double-blind placebo-based studies and/or clinical trials. Five of our human-use products also have applications in animal science, primarily in the areas of performance, muscular recovery, and joint care.

At a minimum, double-blind, placebo-based testing was completed on all formulae that will be introduced in the next 3 years. In some cases, clinical trials have taken place on the formulae and/or ingredients. TRICCAR’s corporate policy is to not release any product that has not passed, at a minimum, double-blind, placebo-based testing with an 80% positive effectiveness rate.

Management plans to use the remainder of Q1 and Q2 2020 to finalize packaging and begin manufacturing of ten of our products.  Our initial product launch will focus on providing bioceuticals that address the following health issues:

1.	Calcium deficiency is increasing dramatically worldwide.

●	74% of men and 92% of women are calcium deficient.

●	Asian populations are severely calcium deficient mainly due to lactose sensitivity.

●	Enormous consumer shift away from milk consumption over the past 10 years.

●	The majority of calcium supplements, especially those based on calcium carbonate, do not break down efficiently in the body.

TRICCAR enters with a bioavailable calcium supplement.

●	Acquired from Procter & Gamble (P&G).

●	Two effervescent tablets in water supplies the calcium equivalent of 3 glasses of whole milk: ideal for lactose intolerant consumers, vegans, and those seeking a more bioavailable source of calcium.

●	Clinically proven to facilitate calcium retention and bone accrual in children and adolescents, plus increase of academic scores.

●	Promotes the consolidation and maintenance of bone mass and tooth calcium.

●	Decreases bone fracture risk in the elderly, slows the rate of bone loss, and is of benefit to the health and well-being of active and postmenopausal women.

●	Provided in four formulations for children, active adults, women, and seniors.

2.	Obesity and Weight Loss

●	More than 1.9 billion adults worldwide (39%) are overweight. Of these, over 650 million (13%) are obese.

●

Thirteen percent of the global total numbers of obese people live in the United States of America, a country which accounts for only 5% of the world’s population. An estimated 160 million Americans—nearly three-quarters of all men and more than 60% of women—are obese or overweight. Nearly 30% of boys and girls under age 18 are either obese or overweight.

●	Excess weight may increase the risk for many health problems, including:

―	type 2 diabetes;
―	high blood pressure;
―	heart disease;
―	strokes;
―	certain types of cancer;
―	sleep apnea;

―	osteoarthritis;
―	fatty liver disease;
―	late stage bone strength;
―	kidney disease; and,

―	pregnancy problems, such as high blood sugar during pregnancy, high blood pressure, and increased risk for cesarean delivery (C-section).

TRICCAR enters with a proven obesity and weight loss formula

●	The first weight loss solution that requires no change in diet or exercise, except for the elimination of malt from the diet.

●	Taken first thing in morning with 6 ounces of water.

●	5.2 lbs. average first week weight loss.

●	16.1 lbs. 30 day average loss.

●	Three month average loss of 23.6 lbs.

●	90% experience reduction in food cravings.

●	27% experience weight gain after ceasing use, therefore, continued use is required.

●	Dissolves stubborn belly fat and reduces post-childbirth “pouch”.

●	May help lower cholesterol and blood pressure (additional testing is required to validate).

3.	Hypothyroidism

●	More than 12 percent of the global population will develop a thyroid condition during their lifetime.

●

Hypothyroidism can affect metabolism, mental functions, energy level, and bowel movements and often leads to weakness, irritability, low energy and fatigue, sensitivity to cold, and decreased sexual performance.

TRICCAR enters the hypothyroidism treatment market.

●	Taken in the morning and night with 8 ounces of water.

●	81% report decreased pain

●	79.5% report increased energy

●	71% report relief from constipation

●	68% report decreased irritability

●	52% report decreased sensitivity to cold

●	67% report improved sexual performance

●	Average weight loss of 4.8% of body weight

●	Results at 8 weeks

4.	Acidic foods, sodas, and water contribute to less than ideal blood cell performance.

●

According to the World Health Organization, health effects are most pronounced in pH extremes. Drinking water with an elevated pH can cause skin, eye and mucous membrane irritation. On the opposite end of the scale, pH values below 4 also cause irritation due to the corrosive effects of low pH levels.

●	Acidic condition in the body may include weight gain, insomnia, water retention, arthritis, headaches, constipation, acid reflux, and can decrease the effectiveness of the immune system.

●	The U.S. Environmental Protection Agency, which classifies pH as a secondary drinking water standard, recommends a pH between 6.5 and 8.5 for drinking water.

●

Though sales of bottled water edged past soft drinks in 2017, billions of consumer’s drink low-pH soft drinks (for instance, Coca-Cola®), with pH levels ranging from 1.5-2.5, that are significantly below EPA recommendations. Powerade®, Red Bull®, and Lipton® iced tea range from 2.6 to 3.3 on the pH scale, making all these drinks acidic.

According to Zenith Global, the global market for bottled water has grown by 9% annually in recent years and is worth $147 billion. Our blood cell performance booster enters a $12 billion alkaline water treatment segment.

●	Helps create a healthy pH balance through the conversion of tap or bottled water into mineral-rich alkaline water.

●

Dropping a single BPB sachet into a bottle of water helps restore pH balance in the body, separating red blood cells so white blood cells—the infection fighters in blood—can more easily move and destroy harmful bacteria and viruses.

●	Contains an organic mineral complex of 72 trace minerals and electrolytes. These are easily absorbed and used to support the body’s metabolic functions.

5.	An aging and distracted, multi-tasking population is showing greater signs of diminished mental acuity.

●	The top concerns among those over age 60 are loss of independence, declining health, money fears, and declining mental faculties.

●	20 percent of people over the age of 70 have mild cognitive impairment.

●	According to Alzheimer’s Disease International, approximately 30 million people worldwide suffer from dementia.

●

From age 20 on humans begin losing neurons in the brain. By our sixties, our brains have literally begun to shrink. “Crystalized” intelligence, i.e., knowledge or experience accumulated over time, remains stable with age, but “fluid” intelligence or abilities not based on experience or education tend to decline.

●	Recent memory or the formation of new memories, however, is more vulnerable to aging.

●	Difficulties paying attention may be encountered when divided attention is required such as trying to pay attention to the television and simultaneously talk on the telephone.

●	Aging affects the speed with which cognitive and motor processes are performed.

TRICCAR’s mental acuity nutraceutical.

●	Cognitive improvement formula made from a proprietary blend of natural plant extracts.

●	Supports the ability to learn, recall information, focus attention.

●	Testing to date (ages 45-78) shows an average reported increase in memory and cognition of 67% after 90 days continual use.

●	Placebo reported no statistically valid gains (+3%).

●	Next steps: double-blind placebo studies incorporating testing on segments most affected by declining mental acuity: Alzheimer’s, Asperger’s Syndrome, seniors, plus athletes, military, and students.

6.	Incidences of Attention Deficit Hyperactivity Disorder (ADHD) continue to rise with dangerous medications the most often prescribed treatment option.

●	Over the last decade, the number of children (those under age 18) diagnosed with Attention Deficit Hyperactivity Disorder (ADHD) has increased by 42 percent.

●

Since 2011, there has been a 50 percent increase in the number of preschool children—kids between the ages of 4 and 5—who take ADHD medications, according to the Centers for Disease Control and Prevention (CDC).

●	ADHD medications have been shown to cause behavior problems like aggression and hostility. Some patients developed symptoms of bipolar disorder.

●	The FDA has warned that there’s a risk that stimulant ADHD drugs could lead to mood swings or symptoms of psychosis: like hearing things and paranoia.

●

The upward trend in medicated children has many worried about the long-term effects on their developing brains. Compared to older kids, preschoolers experience more dose-related side effects such as difficulty sleeping, anxiety, emotional fluctuations, slowed weight and height growth, increased blood pressure and increased heart rate.

●	It is unclear if young children build up a tolerance to ADHD medication over time.

TRICCAR’s mental focus formula.

●	Independent analysis of TRICCAR’s formula and of competent and reliable scientific evidence supports the following:

―Supports the ability to learn, recall information, focus attention.

―Supports the ability to reason.

―Aids in problem solving

―Supports cognitive functioning.

―Improves alertness, focus and concentration.

―Supports the formation of short-term memory and the consolidation of long-term memory.

●	Formula has applicability to highly intensive activities such as sports, first responders, and the military.

The Company is headquartered in Las Vegas, Nevada. It currently does not lease or own office space. No salaries have been paid to date.

Management has retained FOSI’s auditors, Turner Stone & Company, LLP of Dallas, Texas, and the law firm of Cutler Law Group, M. Richard Cutler, Esq., as SEC attorney. Management has retained Black Legend Capital of Santa Monica, California as investment bank of record to conduct a $15,000,000 PIPE financing round to fund future operations and growth.

Litigation

The Company is not party to any material legal proceedings and is not aware of any material threatened litigation.

Risk Factors

The following “risk factors” contain important information about TRICCAR and our business should be read in their entirety. Additional risks and uncertainties not known to us or that we now believe to be not material could also impair our business. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. As a result, the market price of our common stock could decline and you could lose all of your investment. In this Section, the terms the “Company,” “we”, “our” and “us” refer to TRICCAR, Inc.

Risks Related to Our Operations

We will incur losses and there is no guarantee that we will ever become profitable.

We are a relatively newly formed company. There is no guarantee that we will ever become profitable. The costs for research, product development, machinery adaptation to create our product candidates and cannabis products and/or technologies, along with marketing and selling expenses, and the general and administrative expenses, will be principal causes of our costs and/or potential losses. We may never become profitable and if we do not become profitable your investment could be harmed or lost completely.

We may need additional capital in the future in order to continue our operations.

We are seeking to raise up to $15,000,000 through PIPE financing, which we will use for operations and growth. However, if in the future we do not turn profitable or generate cash from operations and additional capital is needed to support operations, economic and market conditions may make it difficult or impossible to raise additional funds through debt or equity financings. If funds are not sufficient to support operations, we may need to pursue a financing or reduce expenditures to meet our cash requirements. If we do obtain such financing, we cannot assure that the amount or the terms of such financing will be as attractive as we may desire, and your equity interest in the company may be diluted considerably. If we are unable to obtain such financing when needed, or if the amount of such financing is not sufficient, it may be necessary for us to take significant cost saving measures or generate funding in ways that may negatively affect our business in the future. To reduce expenses, we may be forced to make personnel reductions or curtail or discontinue development programs. To generate funds, it may be necessary to monetize future royalty streams, sell intellectual property, divest of technology platforms or liquidate assets. However, there is no assurance that, if required, we will be able to generate sufficient funds or reduce spending to provide the required liquidity. Long term capital requirements will depend on numerous factors, including, but not limited to, the status of collaborative arrangements, the progress of research and development programs and the receipt of revenues from sales of products. Our ability to achieve and/or sustain profitable operations depends on a number of factors, many of which are beyond our control, including:

●	our ability to successfully sell our products;

●	Government legislation changes;

●	our ability to successfully develop and obtain necessary national, federal, provincial, and/or state regulatory approval(s) for some of own products;

●	the success of our partners and distributors in selling our products;

●	our ability to successfully sell future products if we choose not to partner the product;

●

our ability to manufacture, or have manufactured, products efficiently, at the appropriate commercial scale, and with the required quality, and our ability to source and purchase from third party hemp cultivators that supplies required to produce our products;

●	timing of our partners’ development, regulatory and commercialization plans;

●	the demand for our products from current and future distribution and/or wholesale and/or retails partners;

●	our ability to increase and continue to outsource our raw materials and our manufacturing capacity to allow for new product introductions;

●	the level of product competition and of price competition;

●	consumer acceptance of our current and future products;

●	our ability to obtain reimbursement for our products from third-party payers;

●	our ability to develop additional applications and line extensions for our products;

●	our ability to attract the right personnel to execute our plans;

●	our ability to develop, maintain or acquire patent positions;

●	general economic conditions in the USA, the nutritional supplements, pharmaceutical and cannabis industries.

We will launch our products in 2020 and as a company, we have limited sales experience.

We will launch marketing for our products in Fall 2020, and although we have highly qualified personnel with specialized expertise, as a company, we have limited experience commercializing products. In order to commercialize the products business, we have to build our sales, marketing, distribution, managerial and other nontechnical capabilities and make arrangements with third parties to perform these services when needed. We have to hire sales representatives to fill and manage sales territories. To the extent we are relying on third parties to commercialize our business, we may receive less revenues or incur more expenses than if we had commercialized the products ourselves. In addition, we may have limited control over the sales efforts of any third parties involved in our commercialization efforts. If we are unable to successfully implement our commercial plans and drive adoption by patients and physicians of our products through our sales, marketing and commercialization efforts, or if our partners fail to successfully commercialize our products, then we may not be able to generate sustainable revenues from product sales which will have a material adverse effect on our business and future product opportunities. Similarly, we may not be successful in establishing the necessary commercial infrastructure, including sales representatives, wholesale distributors, legal and regulatory affairs teams. The establishment and development of commercialization capabilities to market our products has been and will continue to be expensive and time consuming.

As we continue to develop these capabilities, we will have to compete with other companies to recruit, hire, train and retain sales and marketing personnel. If we have underestimated the necessary sales and marketing capabilities or have not established the necessary infrastructure to support successful commercialization, or if our efforts to do so take more time and expense than anticipated, our ability to market and sell our products may be adversely affected.

United States Federal regulation and enforcement may adversely affect the implementation of products that contain extracts of cannabis and/or cannabis adult use laws and regulations may negatively impact our revenues and profits.

Although legislation in the United States continues to evolve, there are currently 44 states in the United States, plus the District of Columbia that have laws and/or regulations that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Eleven states have laws and/or regulations that allow cannabis use by adults for nonmedical purposes, often referred to as “recreational use”. More states are considering permitting cannabis use. Around the world there are countries that are enacting medical and/or adult use cannabis regulations almost weekly.

Conversely, under the Controlled Substance Act (the “CSA”), the policy and regulations of the Federal government and its agencies is that cannabis containing THC (“CCTHC”) has no medical benefit and a range of activities including cultivation and use of CCTHC for personal use is prohibited. Until Congress amends the CSA with respect to CCTHC or there is an outcome of the current lawsuit against the unconstitutional application of CCTHC in the CSA, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be facilitating the selling or distribution of drug paraphernalia in violation of federal law. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect revenues and profits of the Company. The risk of strict enforcement of the CSA in light of congressional activity, judicial holdings and stated federal policy remains uncertain. The DOJ (Department of Justice) has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our revenue and profits.

TRICCAR operates under the assumption that marijuana is and will remain a federally illegal drug for the foreseeable future. Our efforts to secure licenses from the Drug Enforcement Administration, which would allow the Company to conduct marijuana research, may not be awarded, thus preventing us from pursing commercialization of eleven of our formulae.  We assume the current status of marijuana as an illegal substance at the Federal level will not change in the foreseeable future and these eleven formulae, which require FDA approval, may not receive such approval.

Federal regulation and enforcement may adversely affect the implementation of adult use/medical Cannabis laws and regulations may negatively impact our revenues and profits. Even in states where marijuana use is state sanctioned, state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. Both the Obama and Trump administrations have effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state designated laws allowing the use and distribution of medical cannabis. In May 2017, Congress unveiled their new budget bill and as such, lawmakers included a provision, known as the Rohrabacher Farr amendment, which allows states to carry on with crafting their own medical marijuana policies without fear of federal intervention. This bill was passed and as a result, no federal monies have been approved or appropriated to be used to enforce federal law in these cannabis program participating states. Investors should understand that there is no guarantee that the Trump administration will not attempt to change this again in the future. Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to the Company and its shareholders. We may be irreparably harmed by a change in enforcement by the Federal or state governments.

In the United States, variations in state and local regulation and enforcement in states that have legalized medical/adult use cannabis that may restrict cannabis-related activities, including activities related to adult use/medical cannabis may negatively impact our revenues and profits.

Although we intend to operate within the letter of the law and work with the Drug Enforcement Administration and Food & Drug Administration where required, certain of our products, such as products containing cannabidiol and intended for use in certain geographic areas, may not be deemed legal for consumption in the United States. Individual state laws do not always conform to the federal standard or to other states laws and courts have historically ruled that Federal law trumps state law in regard to cannabis regulation. Prospective customers may be deterred from doing business with a company with significant nationwide online presence because of fears of Federal or state enforcement of laws prohibiting possession and sale of medical or adult use cannabis.

Commercialization of our products will require significant resources, and if we do not achieve the sales expected, we may lose the substantial investment made in our products.

We have made and are continuing to make substantial expenditures commercializing our products. We are devoting substantial resources to building our manufacturing and extraction equipment for cannabis and other products as well as continued investment in commercial supply inventories to support commercialization, including our inclusion of sale, operational and scientific managers. We have and expect to continue to devote substantial resources to establish and maintain a marketing capability for our products. If we are unsuccessful in our commercialization efforts and do not achieve the sales levels of our products that we expect, we may be unable to recover the large investment we have made in research, development, manufacturing, inventory and marketing efforts, and our business and financial condition could be materially adversely affected.

We will rely on third parties to perform many necessary services for our products, including services related to the distribution, invoicing, storage and transportation of our products, broadband, customer support, and cloud-based and site-based computer servers and services.

We intend to retain and partner with third-party service providers to perform a variety of functions related to the sale and distribution of our products, key aspects of which are out of our direct control. If these third-party service providers fail to comply with applicable laws and regulations, fail to meet expected deadlines, or otherwise do not carry out their contractual duties to us, or encounter physical damage or natural disaster at their facilities, our ability to deliver product to meet commercial demand would be significantly impaired. In addition, we may utilize third parties to perform various other services for us relating to sample accountability and regulatory monitoring, including adverse event reporting, safety database management and other product maintenance services. If the quality or accuracy of the data maintained by these service providers is insufficient, our ability to continue to market our products could be jeopardized or we could be subject to regulatory sanctions. We do not currently have the internal capacity to perform these important commercial functions, and we may not be able to maintain commercial arrangements for these services on reasonable terms.

The failure of any of our third-party distributors and/or retailers to market, distribute and sell our products as planned may result in us not meeting revenue and profit targets.

If one or more of these distributors and/or retailers fail to pursue the development or marketing of the products as planned, our revenues and profits may not reach expectations or may decline. The success of the marketing organizations of our partners, as well as the level of priority assigned to the marketing of the products by these entities, which may differ from our priorities, may determine the success of the product sales. Competition in this market could also force us to reduce the prices of our products below currently planned levels, which could adversely affect our revenues and future profitability.

We will depend on a large number of customers for the majority of our revenue, and the loss of these customers could substantially reduce our revenue and impact our liquidity.

The loss of any customers or reduction in our business activities, whether due to recalls, changes in consumer tastes, economic changes, or natural disasters such as floods, earthquakes or pandemics such as Covid-19 could cause our revenues to decrease significantly and increase our continuing losses from operations. If our products are not successful and we cannot broaden our customer base, we may face financial challenges. Additionally, if we are unable to negotiate favorable business terms with these customers in the future, our revenues and gross profits may be insufficient to allow us to achieve and/or sustain profitability or continue operations.

If we cannot develop and market our products as rapidly or cost effectively as competitors, we may never be able to achieve profitable operations.

Our success depends, in part, upon maintaining a competitive position in the development of products. If we cannot maintain competitive products and technologies, our current and potential distribution partners may choose to adopt the products of our competitors. We face competition with respect to our products from major nutraceutical and pharmaceutical companies and smaller firms worldwide. Our competitors may develop products that are safer, more effective, have fewer side effects, or are less costly than our products. Some of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, and marketing and distribution than we do.

If we cannot access ingredients for our products due to environmental factors such as drought, hurricane, tornado, flooding, or other natural disasters or acts of war, or the presence of pandemics, including novel coronavirus, we may not be able to manufacture our products thus resulting in lack of sales.

Our success depends, in part, upon maintaining a list of ingredient manufacturers from around the world, including China, for the manufacture of products. If we cannot obtain ingredients due to environmental factors, natural disasters, acts of war, or pandemics, we may not be able to manufacture enough products for sale in order to meet our financial goals.

Others may bring infringement claims against us, which could be time consuming and expensive to defend.

While we do not believe we infringe on any patents, third parties may claim that the manufacture, use or sale of our products, or use of our technologies, infringe their patent rights. As with any litigation where claims may be asserted, we may have to seek licenses, defend infringement actions or challenge the validity of those patents in the patent office or the courts. If these are not resolved favorably, we may not be able to continue to develop and commercialize our product candidates. Even if we were able to obtain rights to a third party’s intellectual property, these rights may be nonexclusive, thereby giving our competitors potential access to the same intellectual property. If we are found liable for infringement or are not able to have these patents declared invalid or unenforceable, we may be liable for significant monetary damages, encounter significant delays in bringing products to market or be precluded from participating in the manufacture, use or sale of products or methods of drug delivery covered by patents of others. Any litigation could be costly and time consuming and could divert the attention of our management and key personnel from our business operations. We may not have identified, or be able to identify in the future, U.S. or foreign patents that pose a risk of potential infringement claims. Ultimately, we may be unable to commercialize some of our product candidates as a result of patent infringement claims, which could potentially harm our business.

If we do not have adequate insurance for product liability, then we may be subject to significant expenses relating to these claims.

Our business entails the risk of product liability. Although we have not experienced any material claims to date, any such claims could have a material adverse impact on our business. Insurance coverage is expensive and may be difficult to obtain and may not be available in the future on acceptable terms, or at all. We shall maintain product liability insurance and evaluate our insurance requirements on an ongoing basis. If we are subject to a product liability claim, our product liability insurance may not reimburse us, or may not be sufficient to reimburse us, for any expenses or losses that may have been suffered. A successful product liability claim against us, if not covered by, or if in excess of our product liability insurance, may require us to make significant compensation payments, which would be reflected as expenses on our statement of operations. Adverse claim experience for our products or insurance industry trends may make it difficult for us to obtain product liability insurance or we may be forced to pay very high premiums, and there can be no assurance that insurance coverage will continue to be available on commercially reasonable terms or at all. Additionally, if the coverage limits of the product liability insurance are not adequate, a claim brought against us, whether covered by insurance or not, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If we make any acquisitions, we will incur a variety of costs and might never successfully integrate the acquired product or business into ours.

We might attempt to acquire products or businesses that we believe are a strategic complement to our business model. We might encounter operating difficulties and expenditures relating to integrating an acquired product or business. These acquisitions might require significant management attention that would otherwise be available for ongoing development of our business. In addition, we might never realize the anticipated benefits of any acquisition. We might also make dilutive issuances of equity securities, incur debt or experience a decrease in cash available for our operations, or incur contingent liabilities and/or amortization expenses relating to goodwill and other intangible assets, in connection with future acquisitions.

Our business could be harmed if we fail to comply with regulatory requirements and, as a result, are subject to sanctions.

If we, or companies with whom we are developing technologies or who are manufacturing products on our behalf, fail to comply with applicable regulatory requirements, the companies, and we, may be subject to sanctions, including the following:

●	warning letters;

●	fines;

●	product seizures, quarantines or recalls;

●	injunctions;

●	refusals to permit products to be imported into or exported out of the applicable regulatory jurisdiction;

●	total or partial suspension of production;

●	withdrawals of previously approved marketing applications; or

●	criminal prosecutions.

Risks Related to our Common Stock

Future conversions or exercises by holders of options could dilute our common stock.

Purchasers of our common stock will experience dilution of their investment upon creation and exercise of the employee stock option plan, employee stock options, and other stock options or issued common shares.

Sales of our common stock by our officers and directors may lower the market price of our common stock.

Our officers and directors shall beneficially own a significant aggregate of shares of our outstanding common stock. If our officers and directors, or other stockholders, sell a substantial amount of our common stock, it could cause the market price of our common stock to decrease.

We do not expect to pay dividends in the foreseeable future.

We intend to retain any earnings in the foreseeable future for our continued growth and, thus, do not expect to declare or pay any cash dividends in the foreseeable future.

Antitakeover effects of certain certificate of incorporation and bylaw provisions could discourage, delay or prevent a change in control.

Our certificate of incorporation and bylaws could discourage, delay or prevent persons from acquiring or attempting to acquire us. Our certificate of incorporation authorizes our board of directors, without action of our stockholders, to designate and issue preferred stock in one or more series, with such rights, preferences and privileges as the board of directors shall determine. In addition, our bylaws grant our board of directors the authority to adopt, amend or repeal all or any of our bylaws, subject to the power of the stockholders to change or repeal the bylaws. In addition, our bylaws limit who may call meetings of our stockholders.

Our President and Chief Executive Officer and Chief Financial Officer, through their ownership of 27,500,000 shares of Class B common stock represents 550,000,000 votes which, while providing additional protection against takeovers, could be viewed negatively due to voting control held in the hands of two individuals.

Our establishment of Class B shares with twenty-to-one voting rights was designed to ensure the Company can operate according to our business plan without interference from persons or firms that may seek a hostile takeover of the Company. The high concentration of voting shares in the hands of two key executives could result in business decisions being made that are not supported by voting members of the Board of Directors which could lead to negative financial results.

Dependence upon Management and Key Personnel

The Company is, and will be, heavily dependent on the skill, acumen and services of the management of the Company. The loss of the services of any or all of these individuals or any other key individuals for any substantial length of time would materially and adversely affect the Company’s results of operation and financial position. (See “Management”).

2. Management’s Discussion and Analysis and Results of Operations

As a result of the Reorganization Agreement and the change in business and operations of the Company, a discussion of the past financial results of the Company, formally known as Frontier Oilfield Services, Inc., is not pertinent, and, under generally accepted accounting principles in the United States the historical financial results of TRICCAR Holdings, Inc., the acquired company for accounting purposes, prior to the Reorganization Agreement are considered the historical financial results of the Company.

The following discussion highlights the Company’s results of operations and the principal factors that have affected its consolidated financial condition as well as its liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of the Company’s consolidated financial condition and results of operations presented herein. The following discussion and analysis are based on the Company’s unaudited financial statements contained in this Current Report, which have been prepared in accordance with generally accepted accounting principles in the United States. You should read the discussion and analysis together with such financial statements and the related notes thereto.

Overview

TRICCAR Inc. (or “TRICCAR” or “the Company”) is a public Nevada C-corporation and vertically integrated biomedical research, development, and marketing firm that develops, acquires, and partners to bring bioceutical solutions (not requiring FDA approval) and pharmaceutical drugs  (requiring FDA approval) to the global market.

The Company is engaged in the development of bioceutical and pharmaceutical products designed to support the well-being of humans and animals that have ailments and diseases. The Company’s dual-approach to product development includes bioceuticals (e.g., bioceuticals and over-the-counter products), not requiring FDA approval, and thus being able to enter the market and generate revenues; along with pharmaceuticals which require FDA approval. It is Management’s intent to pursue strategic partnerships with larger pharmaceutical companies to underwrite the costs of FDA approval as needed. This approach minimizes risks for the Company by providing revenue streams from our first eighteen (18) nutraceutical products planned for introduction between September 2020 and August 2022, and thus, generate revenue while we concurrently pursue our partnership approach to FDA approval of our pharmaceuticals, which Management intends to do beginning with a possible cure for ALS (Lou Gehrig’s disease).

The Company’s products are backed by research, development and clinical testing and includes bioceutical formulations designed to support 38 diseases and maladies, including four formulae centered around the most bioavailable calcium supplement available; a weight loss and obesity supplement that requires no dramatic change in diet or requirement of exercise; a formula that helps relieve the symptoms of menopause; a fast-acting blood performance product that separates white and red blood cells; a mental focus formula proven to increase attention and recall of information and beneficial to children diagnosed with Attention Deficit Disorder (“ADHD”); a mental acuity formula proven to increase memory recall and aid in the formation of new memories; and others.

Significant Accounting Policies

A summary of significant accounting policies is included in Note 3 to the audited consolidated financial statements included on Form 10-K for the year ended December 31, 2018 as filed with the United States Securities and Exchange Commission. Management believes that the application of these policies on a consistent basis enables the Company to provide useful and reliable financial information about our operating results and financial condition.

The preparation of financial statements in conformity with US Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. The Company has adopted ASC 842 requiring the recoding of assets and liabilities related to leases on the balance sheet. The Company records rent on straight-line basis over the terms of the underlying leases.

Results of Operations

For the nine months ended September 30, 2019, we reported a net loss of $2,768,309 as compared to a net loss of $1,057,960 for the nine months ended September 30, 2018. The components of these results are explained below.

Revenue - Total revenue decreased by $238,140 or 27% from $884,413 for the nine months ended September 30, 2018 to $646,273 for the nine months ended September 30, 2019. The decrease was due lower volumes of fluids disposed in the disposal wells.

Expenses - The components of our costs and expenses for the nine months ended September 30, 2019 and 2018 are as follows:

	For the Nine Months Ended		%
	September 30,	September 30,	Increase
	2019	2018	(Decrease)
Costs and expenses:
Operating costs	$499,407	$518,259	-4%
General and administrative	211,650	700,893	-70%
Depreciation and amortization	419,436	431,154	-3%
Impairment loss, property and equipment	2,441,268	—	100%
Impairment loss, intangible assets	207,308	—	100%

Total cost and expenses	$3,779,069	$1,650,306	129%

The decrease in the volumes of saltwater and other fluids disposed caused a decrease in operating expenses for the nine months ended September 30, 2019. Management has focused on reducing general and administrative expenses until disposed volumes are increased.

Other (income) expenses - Interest expense for the nine months ended September 30, 2019 was $327,951, compared to interest expense of $329,751 for the nine months ended September 30, 2018. Other (income) expense for the nine months ended September 30, 2019 included gains of $692,402 for the extinguishment of debt. These gains were due to the reduction of accounts payable with vendors through write offs of dormant accounts.

Operating results for the nine months ended September 30, 2019 and 2018 reflect a net loss of $2,768,309 and a net loss of $1,057,960 respectively. We have not recorded any federal income taxes for the nine months ended September 30, 2019 and 2018 because of our accumulated losses and our substantial net operating loss carry forwards.

Liquidity and Capital Resources

Cash Flows and Liquidity

As of September 30, 2019, we had total current assets of $66,936. Our total current liabilities as of September 30, 2019 were approximately $10.5 million, including approximately $8.0 million of debt classified as current liabilities. We had a working capital deficit of approximately $10.4 million and $10.6 million as of September 30, 2019 and December 31, 2018.

Management is focused on working closely with our current lenders to fund operations through current cash flows and pay interest costs when excess cash becomes available. Management plans to work with our current lenders and debt holders to lower our cost of borrowing by renegotiating the terms of our existing debt and potentially offering debt holders an opportunity to exchange their debt for equity in the Company. Management will seek additional financing in those instances in which we believe such additional financings will assist in accomplishing our goals. There can be no assurance that management’s plan will succeed.

On June 30, 2017, an affiliate of an accredited investor who is also a principal stockholder agreed to exchange approximately $2.0 million in accounts payable and accrued liabilities for 2,013,546 shares of common stock of the Company. The Board approved the exchange and issuance of the shares on June 30, 2017. The liabilities exchanged for common stock included the affiliates full interest in the accrued interest payable to the stockholder associated with the Loan Agreement and the Senior Loan Facility. The 2,013,546 shares of common stock were issued on August 31, 2017.

Our ability to obtain access to additional capital through third parties or other debt or equity financing arrangements is strictly contingent upon our ability to locate adequate financing or equity investments on commercially reasonable terms. There can be no assurance that we will be able to obtain such financing on acceptable terms.

The following table summarizes our sources and uses of cash for the nine months ended September 30, 2019 and 2018:

	For the Nine Months Ended
	September 30, 2019	September 30, 2018
Net cash used in operating activities	$(11,297)	$(44,294)

Net cash provided by investing activities	—	29,413

Net cash provided by (used in) financing activities	—	—

Net increase (decrease) in cash	$(11,297)	$(14,881)

As of September 30, 2019, we had $14,861 in cash, a decrease of $11,297 from December 31, 2018 due to cash used by operations.

Net cash used in operating activities was $7,219 for the nine months ended September 30, 2019. Net cash used by operating activities was $44,294 for the nine months ended September 30, 2018.

Net cash provided by investing activities was $29,413 for the nine months ended September 30, 2018 due to repayment of an advance from an entity owned by one of the principal shareholders of the Company. The cash advance was held in an investment account of the entity and is due on demand to the Company at any time.

Capital Expenditures

The Company suspended capital expenditures during the nine months ended September 30, 2019 due to the lower volumes disposed. The Company does not currently anticipate any major capital expenditures for the remainder of 2019.

Indebtedness

The Company and its subsidiaries entered a Term Loan, Guaranty and Security Agreement (the “Loan Agreement”) on July 23, 2012 with ICON for $5 million. The Loan Agreement has a senior secured position in the Company’s disposal wells and a subordinated position to the Senior Loan Facility on all other Company properties and assets. The covenants in the Loan Agreement are, in all material respects, the same as in the Senior Loan Facility. On December 27, 2014 an affiliate of an accredited investor who is also a stockholder purchased the note payable associated with the Loan Agreement. The accredited investor assumed the terms and conditions of the Loan Agreement. As of September 30, 2019, the Company was not in compliance with its debt covenants under the Loan Agreement and the lender had not exercised their rights under the Loan Agreement. The outstanding balance of the Loan Agreement note is included in current liabilities at September 30, 2019 and December 31, 2018 because the Company was not in compliance with its debt covenants.

On June 30, 2017, the holder of the Loan Agreement agreed to exchange the outstanding accrued interest on the Loan Agreement for common stock in the company and agreed to lower the interest rate on the Loan Agreement to 3% annually effective July 1, 2017.

On June 30, 2017, an affiliate of an accredited investor who is also a principal stockholder agreed to exchange approximately $2.0 million in accounts payable and accrued liabilities for 2,013,546 shares of common stock of the Company. The Board approved the exchange and issuance of the shares on June 30, 2017. The liabilities exchanged for common stock included the affiliates full interest in the accrued interest payable to the stockholder associated with the Loan Agreement and the Senior Loan Facility. The common stock was issued on August 31, 2017.

3. Financial Information

FORWARD LOOKING STATEMENTS: STATEMENTS ABOUT OUR FUTURE EXPECTATIONS ARE “FORWARDLOOKING STATEMENTS” WITHIN THE MEANING OF APPLICABLE FEDERAL SECURITIES LAWS, AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. WHEN USED HEREIN, THE WORDS “MAY,” “WILL,” “SHOULD,” “ANTICIPATE,” “BELIEVE,” “APPEAR,” “INTEND,” “PLAN,” “EXPECT,” “ESTIMATE,” “APPROXIMATE,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARDLOOKING STATEMENTS. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES INHERENT IN OUR BUSINESS, INCLUDING THOSE SET FORTH UNDER THE CAPTION “RISK FACTORS” IN THIS DISCLOSURE STATEMENT, AND ARE SUBJECT TO CHANGE AT ANY TIME. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE FORWARDLOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARDLOOKING STATEMENT.

Financial Statements

Financial Statements of Frontier Oilfield Services, Inc. and Subsidiaries

Consolidated Balance Sheets as of September 30, 2019 and December 31, 2018 (Unaudited)
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2019 and 2018 (Unaudited)
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2019 and 2018 (Unaudited)
Consolidated Statements of Changes in Stockholders’ Deficit for the Nine Months Ended September 30, 2019 and 2018 (Unaudited)
Notes to Consolidated Financial Statements as of September 30, 2019 (Unaudited)
Pro Forma Historical Financial Statements

Unaudited Pro-Forma Consolidated Statement of Financial Position as at December 31, 2019
Unaudited Pro-Forma Consolidated Statement of Loss for the Period Ended December 31, 2019

FRONTIER OILFIELD SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash	$14,861	$26,158
Accounts receivable, net	52,075	75,053
Total current assets	66,936	101,211

Property and equipment, at cost	5,175,680	7,616,948
Less: accumulated depreciation	(5,175,680)	(4,811,127)
Property and equipment, net	—	2,805,821

Intangibles, net	—	262,190
Right of Use Asset, net (Note 6)	798,889	—
Deposits	2,302	2,302
Total other assets	801,191	264,492
Total Assets	$868,127	$3,171,524

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt, primarily stockholders, net of deferred loan fees	$7,951,247	$7,951,247
Lease liability – current (Note 6)	96,000	—
Accounts payable	368,167	1,033,622
Accrued liabilities	2,042,648	1,711,170
Total current liabilities	10,458,062	10,696,039
Lease liability – non-current (Note 6)	702,889	—
Long-term debt, less current maturities	—	—
Total Liabilities	11,160,951	10,696,039
Commitments and Contingencies (Note 6)
Stockholders’ Deficit:
Common stock- $.01 par value; authorized 100,000,000 shares; 14,760,178 shares issued and outstanding at September 30, 2019 and December 31, 2018	147,603	147,603
Additional paid-in capital	35,266,295	35,266,295
Accumulated deficit	(45,706,722)	(42,938,413)
Total stockholders’ deficit	(10,292,824)	(7,524,515)
Total Liabilities and Stockholders’ Deficit	$868,127	$3,171,524

The accompanying notes are an integral part of these consolidated financial statements.

FRONTIER OILFIELD SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenue, net of discounts	$207,763	$298,728	$646,273	$884,413
Costs and expenses:
Operating costs	156,296	169,919	499,407	518,259
General and administrative	75,045	474,336	211,650	700,893
Depreciation and amortization	138,228	143,718	419,436	431,154
Impairment loss, property and equipment	2,441,268	—	2,441,268	—
Impairment loss, intangible assets	207,308	—	207,308	—
Total costs and expenses	3,018,145	787,973	3,779,069	1,650,306
Operating loss	(2,810,382)	(489,245)	(3,132,796)	(765,893)
Other (income) expense:
Interest income	(12)	—	(36)	—
Interest expense	108,957	110,644	327,951	329,751
Gain on extinguishment of debt	—	(37,684)	(692,402)	(37,684)
Loss before provision for income taxes	(2,919,327)	(562,205)	(2,768,309)	(1,057,960)
Provision for income taxes	—	—	—	—
Net loss	$(2,919,327)	$(562,205)	$(2,768,309)	$(1,057,960)

Net loss per common share – basic:	$(0.20)	$(0.04)	$(0.19)	$(0.07)

Weighted Average Common Shares Outstanding:
Basic	14,760,178	14,750,274	14,760,178	14,162,617

The accompanying notes are an integral part of these consolidated financial statements.

FRONTIER OILFIELD SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended
	September 30, 2019	September 30, 2018
Cash Flows from Operating Activities:
Net loss	$(2,768,309)		$(1,057,960)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	419,436		431,154
Impairment loss of property and equipment	2,441,268		—
Impairment loss of intangible asset	207,308		—
Stock compensation	—		356,556
Gain on extinguishment of debt	(692,402)		(37,684)

Changes in operating assets and liabilities:
(Increase) decrease in operating assets:
Accounts receivable	22,978		(12,776)
Increase (decrease) in operating liabilities:
Accounts payable	26,946		(113,235)
Accrued liabilities	331,478		389,651
Net cash used in operating activities	(11,297)		(44,294)

Cash Flows from Investing Activities:
Repayment of advance to shareholder	—		29,413

Net cash provided by investing activities	—		29,413

Cash Flows from Financing Activities:	—		—

Net decrease in cash	(11,297)		(14,881)
Cash at beginning of the period	26,158		17,156
Cash at end of the period	$14,861		$2,275

Supplemental Cash Flow Disclosures
Cash paid for:
Interest	$327,951		$33,637
Taxes	$—		$—
Supplemental disclosure of Non-Cash Investing and Financing Activities

Recognition of right-of-use asset and lease liability	$886,497		$—
Amortization of right-of-use asset and lease liability	$87,608	$

The accompanying notes are an integral part of these consolidated financial statements.

FRONTIER OILFIELD SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019

(UNAUDITED)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Par Value	Capital	Deficit	Equity
Balance December 31, 2017	13,868,788	$138,689	$34,918,653	($42,052,118)	($6,994,776)

Common stock issuance	891,390	$8,914	$347,642	—	356,556
Net Loss	—	—	—	(1,057,960)	(1,057,960)

Balance September 30, 2018	14,760,178	$147,603	$35,266,295	($43,110,078)	($7,696,180)

Balance December 31, 2018	14,760,178	$147,603	$35,266,295	($42,938,413)	($7,524,515)

Net Loss	—	—	—	(2,768,309)	(2,768,309)

Balance September 30, 2019	14,760,178	$147,603	$35,266,295	($45,706,722)	($10,292,824)

The accompanying notes are an integral part of these consolidated financial statements.

FRONTIER OILFIELD SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(UNAUDITED)

1.	BASIS OF PRESENTATION

The consolidated financial statements included herein have been prepared by Frontier Oilfield Services, Inc. (“the Company”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted. However, in the opinion of management, all adjustments (which include only normal recurring adjustments, unless otherwise indicated) necessary to present fairly the financial position and results of operations for the periods presented have been made. The results for interim periods are not necessarily indicative of trends or of results to be expected for the full year. These financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2018 (including the notes thereto) set forth in Form 10-K.

2.	BUSINESS ACTIVITIES

Frontier Oilfield Services, Inc. a Texas corporation (and collectively with its subsidiaries, “we”, “our”, “Frontier”, “FOSI”, or the “Company”), was organized on March 24, 1995. The accompanying consolidated financial statements include the accounts of the Company and Frontier Acquisition I, Inc., and its subsidiary Chico Coffman Tank Trucks, Inc. (CTT) and its subsidiary Coffman Disposal, LLC, and Frontier Income and Growth, LLC (FIG) and its subsidiaries Trinity Disposal & Trucking, LLC and Trinity Disposal Wells, LLC.

Frontier operates its business in the oilfield service industry and is primarily involved in the disposal of saltwater and other oilfield fluids in Texas. The Company currently owns five disposal wells in Texas, three within the Barnett Shale in North Texas and two in east Texas near the Louisiana state line. The Company’s customers include national, integrated, and independent oil and gas exploration companies.

In September 2019, due to significant doubt about the recovery of the carrying value of its disposal wells and related intangible assets, the Company fully impaired the value of its property and equipment and intangible assets.

3.	GOING CONCERN

The Company’s financial statements are prepared using U.S. generally accepted accounting principles (“U.S. GAAP”) applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of the date of the financial statements, the Company has generated losses from operations, has an accumulated deficit and working capital deficiency. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

To continue as a going concern and achieve a profitable level of operations, the Company will need, among other things, to increase its business volume and grow revenues, reduce its operating expenses, raise additional capital resources and develop new and stable sources of revenue to meet its operating expenses.

The Company’s ability to continue as a going concern will be dependent upon management’s ability to successfully implement management’s plans to pursue additional business volumes from new and existing customers, reduce indebtedness through sales of non-performing assets and conversions of debt to equity, and rationalize the Company’s cost structure to achieve profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The Company’s continued existence will ultimately be dependent on its ability to generate cash flows to support its operations as well as provide sufficient resources to retire existing liabilities on a timely basis. The Company faces significant risk in implementing its business plan and there can be no assurance that financing for its operations and business plan will be available or, if available, such financing will be on satisfactory terms.

4.	SUMMARY OF SELECTED ACCOUNTING POLICIES

New Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases, which, among other impacts, changes the criteria under which leases are identified and accounted for as on- or off-balance sheet. The guidance became effective for the Company’s fiscal year beginning after December 15, 2018, including interim periods within that year. The new guidance has been adopted by the Company as of January 1, 2019.  The Company has, applied the new accounting standard on a modified retrospective basis to leases existing at the beginning of the earliest period presented in the financial statements. The adoption of the accounting standard resulted in the recognition of a Right of Use asset in the amount of $886,497 and a Lease Liability – Current of $104,000 and a lease liability- Non-Current of $782,497.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Fair Value of Financial Instruments

In accordance with the reporting requirements of ASC Topic 825, Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this standard and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The Company does not have assets or liabilities measured at fair value on a recurring basis. Consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at the balance sheet dates, nor gains or losses reported in the statements of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held during the nine months ended September 30, 2019 and 2018, except as disclosed.

Earnings (Loss) Per Share (EPS)

Basic earnings per common share are calculated by dividing net income or loss by the weighted average number of shares outstanding during the period. Diluted earnings per common share are calculated by adjusting outstanding shares, assuming conversion of all potentially dilutive stock options and warrants. The computation of diluted EPS does not assume conversion, exercise, or contingent issuance of shares that would have an anti-dilutive effect on earnings per common share. Anti-dilution results from an increase in earnings per share or reduction in loss per share from the inclusion of potentially dilutive shares in EPS calculations. Currently there are no common stock dilutive instruments in 2019 or 2018 which have been excluded from EPS that could potentially have a dilutive effect on EPS in the future.

Use of Estimates

The preparation of the unaudited consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates in the nine months ended September 30, 2019 and 2018 include the allowance for doubtful accounts on accounts and other receivables, the useful life of property and equipment and intangible assets, and assumptions used in assessing impairment of long-term assets.

Property and Equipment

Property and equipment are carried at cost and are depreciated on a straight-line bases over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in the statements of operations in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Impairment loss has been recorded in current period.

For the three months ended September 30, 2019 and 2018, depreciation expense amounts to $119,934 and $122,310, respectively.

For the nine months ended September 30, 2019 and 2018, depreciation expense amounts to $364,553 and $376,272, respectively.

As of September 30, 2019, the Company evaluated the projected annual revenues from its disposal wells in relation to disposal costs per barrel and projected general and administrative costs and determined that the assets were fully impaired. Accordingly, the Company recorded an impairment loss of $2,441,268 on its disposal wells for the nine months ended September 30, 2019. For the nine months ended September 30, 2018, the impairment loss was $0.

Intangible Assets

Intangible assets are carried at cost and are amortized on a straight-line bases over the estimated lives of the assets. The Company examines the possibility of decreases in the value of intangible assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Impairment loss has been recorded in current period.

For the three months ended September 30, 2019 and 2018, amortization expense amounted to $18,294 and $18,294, respectively.

For the nine months ended September 30, 2019 and 2018, amortization expense amounted to $54,882 and $54,882, respectively.

The Company recorded an impairment loss of $207,308 on its intangible assets, consisting of disposal well permits, for the nine months ended September 30, 2019. For the nine months ended September 30, 2018, the impairment loss was $0.

Revenue Recognition

Salt water disposal fees and the sales of skim oil are included in revenue when the salt water is disposed of or the skim oil is sold to a customer in fulfillment of performance obligations under the terms of agreed contracts. Performance obligations are primarily comprised of disposing of salt water from a well site after use or delivery of skim oil as negotiated in each contract. Performance obligations are satisfied at a point when the salt water has been disposed of or skim oil has been delivered to the customer.

The following table disaggregates the Company’s revenue by source for the nine months ended September 30, 2019 and 2018:

	September 30,	September 30,
	2019	2018
Skim oil sales	$112,027	$225,445
Disposal fees	534,922	662,584
Revenues	646,949	888,029
Less: Discounts given	676	4,034
Total revenues	$646,273	$883,995

5.	BORROWINGS, SHAREHOLDER

Borrowings as of September 30, 2019 and December 31, 2018 were as follows:

	September 30,	December 31,
	2019	2018
Revolving credit facility and term loan, shareholder (a)	$747,757	$747,757
Term note, shareholder (b)	4,321,065	4,321,065

Loans from stockholders (c) (d)	2,870,484	2,870,484
Installment notes (e)	11,941	11,941

Total debt	7,951,247	7,951,247
Less current portion	(7,951,247)	(7,951,247)
Total long-term debt	$—	$—

a.	The Revolving Credit Facility and Term Loan have a maturity date of July 23, 2017 and a default interest rate, which is the base rate plus the applicable margin plus 2% (6.75% and 7.75%, respectively as of December 31, 2016. The loans are secured by all the Company’s properties and assets except for its disposal wells wherein the Senior Loan Facility has a subordinated secured position with an accredited investor. As of September 30, 2019, the Company was not in compliance with its debt covenants under the Senior Loan Facility and is in default but the lender had not exercised its rights under the Senior Loan Facility. The outstanding balance of the Senior Loan Facility is included in current liabilities at September 30, 2019 and December 31, 2018 because the Company did not comply with its debt covenants, including the timely payment of interest and principal.

b.

The Company and its subsidiaries entered into a Term Loan, Guaranty and Security Agreement on July 23, 2012 with ICON (the “Loan Agreement”). On December 27, 2014 an affiliate of an accredited investor who is also a stockholder purchased the note payable under the Loan Agreement. The accredited investor assumed the terms and conditions of the Loan Agreement. The Loan Agreement provides the lender with a senior secured position on the Company’s disposal wells and a subordinated position to the Senior Loan Facility on all other Company properties and assets. As of September 30, 2019, the Company did not comply with its debt covenants under the Loan Agreement and is in default but the lender had not exercised its rights under the Loan Agreement. The outstanding balance of the note pursuant to the Loan Agreement is included in current liabilities at September 30, 2019 and December 31, 2018 because that the Company was not in compliance with its debt covenants, including the timely payment of interest.

On June 30, 2017, the holder of the Loan Agreement agreed to exchange the outstanding accrued interest on the Loan Agreement for common stock in the company and agreed to lower the interest rate on the Loan Agreement to 3% annually effective July 1, 2017.

c.	On May 27, 2014 an accredited investor, who is also a stockholder in the Company, entered a loan agreement with the Company for $2,783,484. As of September 30, 2019, and December 31, 2018 the principal balance of the note was $2,783,484. The note bears interest at 9% per annum. The terms of the note require the cash payment of one half of the interest cost monthly (4.5% per annum), and the remaining half is accrued as payment in kind interest. The note and all accrued interest were due and payable in November 27, 2015. The principal and interest on the note payable is past due pursuant to its terms and is in default.

d.	On March 21, 2014 the CEO of the Company, who is also a stockholder in the Company entered a promissory note agreement whereby the CEO loaned the Company $87,000. The promissory note has an interest rate of 7% per annum. The note was to be paid in installments throughout the year ended December 31, 2014 with a portion of the repayment conditioned upon the sale of certain of the Company’s disposal wells. The principal and interest on the note payable to the CEO is past due pursuant to its terms and is in default.

e.	The Company has an installment loan with an outstanding principal balance of approximately $11,941 used to acquire property and equipment for use in the Company’s operations. The collateral for the loan was no longer in use in the Company’s operations and was returned to the lender May 2016. The reduction in principal from the surrender of the collateral was less than the total balance owed. The remaining principal balance of the loan is past due and is in default and is classified as a short-term liability.

6.	COMMITMENTS AND CONTINGENCIES

a.

The Company leases land under long-term operating leases where seven of its disposal wells are located. These leases expire on various dates through December 31, 2034. As of January 1, 2019, the Company adopted ASC 842 requiring recording of assets and liabilities related to leases on the balance sheet. The Company records rent on straight-line basis over the terms of the underlying lease. Rent expense for the three months ended September 30, 2019 and September 30, 2018 was $27,000.

Aggregate future lease liabilities under ASC 842 are as follows:

Years Ending	Disposal Well
December 31,	Leases
2019	$25,000
2020	96,000
2021	96,000
2022	93,000
2023	84,000
Thereafter	804,000
$1,198,000

b.	The Company has applied the new accounting standard ASC 842 on a modified retrospective basis to leases existing at the beginning of the earliest period presented in the financial statements. The adoption of the accounting standard resulted in the recognition of a Right of Use of $886,497 and a Lease Liability – Current of $104,000 and a lease liability- Non-Current of $782,497 as of September 30, 2019. As this lease does not provide an implicit interest rate, we used a portfolio approach to determine a collateralized incremental borrowing rate of 5.5% based on the information available at the date of adoption of Topic 842 to determine the lease liability. Amortization expense is recognized on a straight-line basis over each lease term. Amortization expense was $87,608 for the nine months ended September 30, 2019, which is included in operating costs on the statement of operations.

c.	From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs and legal costs associated with these matters when they become probable and the amount can be reasonably estimated. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate would have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

d.

During the period ended September 30, 2019, three customers accounted for 50%, 29% and 17% of the Company’s total revenues, respectively. During the period ended September 30, 2018, the same three customers accounted for 31%, 29% and 23% of the Company’s total revenues, respectively. Management does not believe there are any significant accounts receivable concentrations.

e.	The Company maintained general liability insurance throughout the year.

8.	RELATED PARTY TRANSACTIONS

a.

During the period ended September 30, 2019, Frontier Oilfield Services, Inc. made payments for its workers’ compensation insurance to another company which was owned by a board member of Frontier Oilfield Services, Inc. These payments totaled $7,485 for the year ended September 30, 2019.

7.	SUBSEQUENT EVENTS

a.	The Company is in the process of entering into a Purchase and Sale Agreement with an outside party for five salt water disposal wells located in Texas. Although a form 8k was filed with the SEC as of October 1, 2019, this sale has not been executed at the time of this report.

TRICCAR, INC.

UNAUDITED PRO-FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS AT DECEMBER 31, 2019

(IN USD)

	TRICCAR, Inc. (formerly known as Frontier Oilfield Services, Inc.) as at September 30, 2019	TRICCAR Holdings, Inc. as at December 31, 2019	Notes	Adjustments	Consolidated
	$	$		$	$
ASSETS
Current Assets:
Cash	14,861	29,467			44,328
Accounts receivable, net	52,075	—			52,075
Total current assets	66,936	29,467			98,883

Property and equipment, at cost	5,175,680		Note 1	(5,175,680)	—
Less: accumulated depreciation	(5,175,680)		Note 1	5,175,680	—
Property and equipment, net	—	—			—

Intangibles, net	—	6,620,900			6,620,900
Right of Use Asset, net	798,889	—	Note 1	(798,889)	—
Other assets	2,302	—			2,302
Total other assets	801,191	6,620,900			6,623,202
Total Assets	868,127	6,650,367			6,719,605

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt, primarily stockholders, net of deferred loan fees	7,951,247	—	Note 1	(7,951,247)	—
Lease liability - current	96,000	—	Note 1	(96,000)	—
Accounts payable	368,167		Note 1	(314,519)	53,648
Accrued liabilities	2,042,648	32,491	Note 1	(2,042,648)	32,491
Total current liabilities	10,458,062	32,491			86,139
Lease liability - non-current	702,889	—	Note 1	(702,889)	—
Total Liabilities	11,160,951	32,491			86,139

Stockholders' Equity:
Share capital	147,603	8,000	Note 1	52,397	10,000
			Note 2	(198,000)
Additional paid-in capital	35,266,295	6,715,101	Note 1	7,029,907	6,728,691
			Note 2	(42,282,612)
Accumulated deficit	(45,706,722)	(105,225)	Note 1	3,228,590	(105,225)
			Note 2	42,478,132
Total stockholders' equity	(10,292,824)	6,617,876			6,633,466
Total Liabilities and
Stockholders' Equity	868,127	6,650,367			6,719,605

Note 1 - In order to complete the reorganization without significant debt remaining in the Company, on December 31, 2019, FOSI entered into the following agreements;

1)

Effective December 31, 2019, FOSI entered into an Asset Exchange and Purchase Agreement by and among Kenneth Owens, as purchaser, and FOSI, as seller, where by certain assets in Wise County, Texas (the “Brunson Assets”) were exchanged for all debt and accrued interest owed to Owens ($4,600,000) and 2,701,168 shares of common stock, which were returned to the treasury to be cancelled.

2)

Effective December 31, 2019, the Board of Directors of FOSI accepted an offer from Mr. Newton Dorsett, an affiliate and major stockholder, whereby FOSI agreed to exchange $6,368,384 in accounts payable, accrued interest and certain ancillary assets for 6,368,384 common shares of FOSI.

3)

Effective December 31, 2019, the Board of Directors of FOSI accepted an offer from Donald Lawhorne, the Chairman and Chief Executive Officer of FOSI, to exchange $130,000 of unpaid loans and accrued interest for 130,000 common shares of FOSI.

4)	Effective December 31, 2019, the Board of Directors of FOSI adopted resolutions authorizing the issuance of shares of common stock of FOSI to certain individuals in the following amounts:

Donald Lawhorne	421,303
Bernard R O’Donnell	421,303
John Stimpson	300,000
Joseph Lindquist	200,000
Daniel Walters	100,000

Note 2 - Common stock- $.0001 par value (decreased from $.01 par value after the reorganization); authorized 400,000,000 shares;  100,000,000 shares issued and outstanding and $.0001 par value at February 28, 2020.

TRICCAR, INC.

UNAUDITED PRO-FORMA CONSOLIDATED STATEMENT OF LOSS

FOR THE PERIOD ENDED DECEMBER 31, 2019

(IN USD)

	TRICCAR, Inc. (formerly known as Frontier Oilfield Services, Inc.) as at September 30, 2019	TRICCAR Holdings, Inc. as at December 31, 2019	Notes	Adjustments	Consolidated
	$	$		$	$

Revenue, net of discounts	646,273	—			646,273
Costs and expenses:
Operating costs	499,407	—			499,407
General and administrative	211,650	89,178			300,828
Depreciation and amortization	419,436	—			419,436
Impairment loss, property and equipment	2,441,268	—	Note 1	32,789	2,474,057
Impairment loss, intangible assets	207,308	—			207,308
Total costs and expenses	3,779,069	89,178			3,901,036
Operating loss	(3,132,796)	(89,178)			(3,254,763)
Other (income) expense:
Interest income	(36)	—			(36)
Interest expense	327,951	—	Note 1	109,977	437,928
Gain on extinguishment of debt	(692,402)	—			(692,402)
Gain on disposal of property and equipment	—	—	Note 1	(2,950,582)	(2,950,582)
Loss before provision for income taxes	(2,768,309)	(89,178)			(49,707)
Provision for income taxes	—	—			—
Net loss	(2,768,309)	(89,178)			(49,707)

Note 1 - Part of the board resolution as of December 31, 2019.

TRICCAR, Inc.

(Successor of TRICCAR Holdings, Inc.)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been prepared to give effect to the reorganization of TRICCAR Holdings, Inc. and TRICCAR, Inc., formerly known as Frontier Oilfield Services, Inc., as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. For accounting purposes TRICCAR Holdings, Inc. is considered to be acquiring TRICCAR, Inc. in the reorganization. The unaudited pro forma condensed consolidated financial information has been presented for the period ended December 31, 2019 for TRICCAR Holdings, Inc. and period ended September 30, 2019 for TRICCAR, Inc. The Company will amend this Form 8K to provide audited financial statements for the period ended December 31, 2019 for TRICCAR Holdings, Inc. and the Company.

Note 1 – Reorganization and Stock Purchase Agreement.

The foregoing description of the terms of the Reorganization and Stock Purchase Agreement is qualified in its entirety by reference to the provisions of the agreements filed as Exhibit 10.1 to this report, which are incorporated by reference herein.

On December 12, 2019, Frontier Oilfield Services, Inc., a Texas Corporation (“FOSI”) entered into a Reorganization and Stock Purchase Agreement (the “Agreement”) to change its corporate domicile from Texas to Nevada, assume the name TRICCAR, Inc. (“TRICCAR”), and to acquire 100% of the issued and outstanding equity of TRICCAR Holdings, Inc., a Nevada Corporation (“TRICCAR Holdings”).

Pursuant to the Agreement, effective on February 28, 2020, the parties closed the Agreement.

TRICCAR acquired 100% of the issued and outstanding equity of TRICCAR Holdings. TRICCAR issued 80,000,000 shares of stock to acquire all the issued and outstanding equity stock of TRICCAR Holdings while TRICCAR shareholders retained 20,000,000 shares of stock. As a consequence, immediately subsequent to the acquisition TRICCAR will have approximately 100,000,000 shares of common stock outstanding.

TRICCAR’s management team and Board of Directors resigned and were replaced by TRICCAR Holdings management team and a new five member Board of Directors.

Note 2 – Adjustments to unaudited Pro Forma Condensed Consolidated Financial Information

The accompanying unaudited pro forma condensed consolidated financial information gives effect to the Reorganization Agreement as if it had occurred at an earlier date, and has been prepared for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had TRICCAR holdings, Inc. and the Company been a combined company during the specified period. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. In addition, the unaudited pro forma condensed consolidated financial information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any restructuring or acquisition related costs, or other synergies that management may realize as a result of the reorganization. The unaudited pro forma condensed consolidated financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements found in this Form 8K.

The adjustments to the unaudited pro forma condensed consolidated financial information as of and for the period ended December 31, 2019 in connection with the reorganization are presented below:

1)	In order to complete the reorganization without significant debt remaining in the Company, on December 31, 2019, FOSI entered into the following agreements;

a.

Effective December 31, 2019, FOSI entered into an Asset Exchange and Purchase Agreement by and among Kenneth Owens, as purchaser, and FOSI, as seller, where by certain assets in Wise County, Texas (the “Brunson Assets”) were exchanged for all debt and accrued interest owed to Owens ($4,600,000) and 2,701,168 shares of common stock, which were returned to the treasury to be cancelled.

b.

Effective December 31, 2019, the Board of Directors of FOSI accepted an offer from Mr. Newton Dorsett, an affiliate and major stockholder, whereby FOSI agreed to exchange $6,368,384 in accounts payable, accrued interest and certain ancillary assets for 6,368,384 common shares of FOSI.

c.

Effective December 31, 2019, the Board of Directors of FOSI accepted an offer from Donald Lawhorne, the Chairman and Chief Executive Officer of FOSI, to exchange $130,000 of unpaid loans and accrued interest for 130,000 common shares of FOSI.

d.	Effective December 31, 2019, the Board of Directors of FOSI adopted resolutions authorizing the issuance of shares of common stock of FOSI to certain individuals in the following amounts:

Donald Lawhorne	421,303
Bernard R O’Donnell	421,303
John Stimpson	300,000
Joseph Lindquist	200,000
Daniel Walters	100,000

4. Properties

TRICCAR does not own any physical property. It owns proprietary processes and intellectual property that support our business:

A proprietary comprehensive consumer marketing platform that combines multi-variant testing of messaging, color, media, calls-to-action, and pricing to quickly obtain higher than normal performing advertising response. The resulting communications are continually tested and improved to drive sales. Historically, this technique, when used across health care, nutrition, fitness, and nutraceutical products has produced $139 in sales for every $7.60 spent. The platform allows for the rapid introduction and sale of products and has been successfully used to introduce and market.

A patented advertising process that has shown significantly improved results over traditional advertising models. In testing, traditional banner advertising produced an average click through rate of 1.67%, resulting in a subsequent 9.22% conversion rate. The advertising technology allows consumers to save offers to their digital wallet to access at a later date, which dramatically increases response. The save rate (a user saving an offer but not immediately clicking on the banner) was 8.76% with a subsequent conversion rate of 22.81% and 573,367 product purchases. This represents a 525% increase from click through rate versus save rate and a 247% increase in conversion rate from ad banner clicked compared to the saved offer redeemed. For email, the average open rate was 24.35% with an immediate redemption rate of 11.66%, and a subsequent purchase of 250,697 items. The save rate from the opened emails was 15.87%, representing an increase of 65%. The conversion rate resulted in 41.46% of offers saved being redeemed later for a 356% increase in conversion.

A proprietary nutritional complex called Polyamorphic Hipotomanine™ that aids in the absorption of formula ingredients.

A plant cloning process results in 99% identical plants, leading to more stable replication of plant ingredients, a critically important step in developing a platform for identical generations of bioceuticals.

Plant cultivation processes that result in stronger, healthier plants that mature faster with greater yield.

Production and packaging of effervescent tablets, which anchors our proprietary platform for creating multiple future products, including line extensions and better delivery of nutrients, with increased bioavailability.

Rapid growth plant species that produce cannabidiol and terpenes, without illegal Tetrahydrocannabinol (“THC”) levels, including cannabidiol producing species outside of marijuana.

Proprietary growing turnstiles that  strengthen plant roots, stalks, and improve overall health, recreating the natural movement of plants affected by wind and earth vibrations which cannot be easily replicated in a greenhouse environment.

5. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock beneficially owned by (i) those persons or groups known to beneficially own more than 5% of the Company’s common stock, (ii) each current director and executive officer of the Company, and (iii) all the current executive officers and directors as a group. The information is set forth as of the time immediately after closing the reorganization.

Pursuant to Rule 13d3 under the Exchange Act, a beneficial owner of securities is a person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to the securities, and any person who has the right to acquire beneficial ownership of the security within 60 days through any means, including the exercise of any option, warrant or right or the conversion of a security. Any shares that are not outstanding that a person has the right to acquire are deemed to be outstanding for the purpose of calculating the percentage of beneficial ownership of such person, but are not deemed to be outstanding for the purpose of calculating the percentage of beneficial ownership of any other person.

After the acquisition of TRICCAR Holdings, Inc., the following table represents a list of the intended principal stockholders:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Stock
Common Stock Class A	William Townsend, Chief Executive Officer and Director	30,000,000	30.00%
Common Stock Class B	William Townsend, Chief Executive Officer and Director	20,000,000	20.00%
Common Stock Class A	Katrina Yao, Chief Financial Officer and Director	2,498,888	2.49%
Common Stock Class B	Katrina Yao, Chief Financial Officer and Director	7,500,000	7.50%
Common Stock Class A	Gola Wang Family Irrevocable Trust, Zhi Yu Wang beneficiary	9,999,800	9.99%
Common Stock Class A	Newt Dorsett	9,788,673	9.78%
Common Stock Class A	Bernard O’Donnell, Director	908,053	0.90%

6. Directors and Executive Officers

The table fellow reflects the Company’s executive officers and directors. There is no agreement or understanding between the Company and each current or proposed director or executive officer pursuant to which he was selected as an officer or director. The address for each such officer and director is 848 N. Rainbow Blvd., Suite 3254, Las Vegas, NV 89107.

Name	Positions and Offices
William Townsend	Chief Executive Officer and Director
Katrina Yao	Chief Financial Officer and Director
Bernard O’Donnell	Director, Chair of Audit Committee
Frank Federer	Director, Chair of Compensation Committee
Steve Hayden	Director

The Directors and Officers named above will serve until the next annual meeting of the stockholders or until their respective resignation or removal from office. Thereafter, Directors are anticipated to be elected at the annual stockholders’ meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement.

William Townsend

William “Bill” Townsend has 30+ years in senior management positions related to rapid growth strategy, business development, and sales and marketing. Townsend was part of the founding team at Lycos, Inc., leading sales to a $300 million IPO and NASDAQ record from incorporation to publicly-held in 8 months.  Lycos was later sold for $7.6 billion.

Townsend headed revenue for GeoCities prior to its $3.6 billion acquisition by Yahoo! and helped develop sixdegrees, the IP behind LinkedIn. An expert on consumer adoption and e-commerce, at Product Partners, Townsend oversaw online sales and marketing for the award-winning P90X, and other fitness and nutraceutical products, driving e-commerce revenues over $75 million in one year. He then became Acting Chief Strategy and Marketing Officer of Neurobrands, LLC, the dietary supplement drink company, helping it complete a successful turnaround, including reviewing and improving the firm’s digital, consumer marketing, collegiate marketing, retail sales, formulae, packaging, bottling, and distribution initiatives.

Townsend has also served as Vice President/Director of Marketing for Ketchum, a Top 20 advertising and public relations agency; Vice President/Creative Director of b.todd advertising, an advertising and media buying firm focused on Pepsi-Cola advertising; and Senior Vice President, Advertising for YouthStream Media Networks, at the time, the largest media and marketing company dedicated to reaching students in high schools and colleges across America.

Townsend is the author of “Yes You Can” which has had over 500,000 copies distributed worldwide and “$137,000 for Your Thoughts” published in Harvard Business Review (2007). He has appeared on NBC Nightly News, Extreme Makeover: Home Edition, CNBC’s Treasure Detectives and featured in Wall Street Journal, Business Week, and a national advertising campaign for Infiniti. He graduated with a BA from the College of Wooster, completed additional studies at Washington & Jefferson College, and earned his MBA in global business at Baylor University’s Hankamer School of Business. See https://en.wikipedia.org/wiki/Bill_Townsend

Katrina Yao, CPA, CIA, CGMA

A seasoned CFO who has overseen finances for a $2.8 billion e-commerce company, Yao has 21 years of experience in a broad spectrum of accounting, corporate finance, financial analysis and execution of strategic plans. She has a wealth of experience in compliance with cross border laws and in managing international finance programs between the United States, Canada, China, and Taiwan.

For the past two years, Yao has been CFO of StoneLock, Inc. the leading epidermal based multi-factor identification and access control device manufacturer in the biometric security access industry. Prior to StoneLock, she was head of global finance for newegg.com, a $2.8 billion e-commerce marketplace that operated in multiple countries across Asia, Europe, and North America.

Yao holds certification as a Certified Public Accountant (CPA), a Certified Internal Auditor (CIA) and a Chartered Global Management Accountant (CGMA). She graduated from California Polytechnic University with a Bachelor of Sciences in Accounting.

Bernard “Dick” O’Donnell

Bernard O’Donnell formerly occupied the position of Director, EVP & Vice President-Investor Relations at Frontier Oilfield Services, Inc. From April 2005 to December 31, 2010 Mr. O’Donnell was also the President and managing principal for Euro American Capital Corporation, a FINRA licensed broker dealer. He has over 36 years of diversified experience in financial sales, investment banking and brokerage operations. He has held series 7, 24, 63, and 66 securities licenses. Mr. O’Donnell has an MBA and a BS degree in Business and Industrial Management from San Jose State University.

Steve Hayden (outside director)

Steve Hayden served as Vice Chairman and Chief Creative Officer of Ogilvy Worldwide, which is owned by WPP Group, the world’s largest advertising. A member of the Advertising Hall of Fame, he has created award-winning work for American Express, Dove, IBM, plus Apple’s “1984” commercial that launched the Macintosh and made Apple #1 in computer sales worldwide.

Hayden is one of the most important figures of the late twentieth century advertising, leading creative teams at both Chiat/Day and BBDO on the Apple Computer account. In the late 1970s, when Chiat picked up the Apple account, computers were widely considered to be obscure and expensive machines for use by technical professionals and large organizations. Under Hayden's leadership, Apple hired New York talk show personality Dick Cavett as a spokesman and put Apple commercials on mass-audience television programming. In 1986, Hayden moved to BBDO at the urging of Apple President John Sculley and BBDO head Phil Dusenberr, to become the Chairman and CEO of West Coast operations. The Hayden-led BBDO managed the Apple account for more than a decade, winning hundreds of awards for creative excellence and dozens more for effectiveness (including the Grand Effie for the launch of the Apple Powerbook). BBDO helped Apple become the #1 manufacturer of personal computers in the world, reclaiming the lead from IBM and Compaq in late 1992. The agency tripled in size during Hayden's tenure.

Hayden moved to Ogilvy to head the IBM account – which had moved to Ogilvy in the single largest account consolidation in advertising history. Many pundits believed IBM was doomed and should be broken up and sold off – but then-CEO Lou Gerstner believed that IBM's greatest strength was as a whole. It was Ogilvy's job to give voice to a future-facing IBM and change the perception of a brand that was widely seen to be a dinosaur. Eventually, the success on IBM propelled Ogilvy to a decade of growth and prosperity.

Frank Federer (outside director)

Frank Federer is CEO of Federer Resources. For the past thirty years, he has provided senior management, interim management and guidance for a number of public and private companies. Mr. Federer’s engineering education, combined with extensive business experience, provides a unique set of management, financial and analytical skills, including serving as CEO for public and private companies in medical, aircraft, food and sporting goods manufacturing as well as software and service industry firms and buyer and seller representation, post-merger integration, and operational due-diligence. Federer’s engineering education, combined with his business experience, provides a unique set of management, financial and analytical skills.

Federer has served as Managing Principal of Padgett Performance Group since 2005, leading assessment, training, leadership & management development, organizational development, team optimization, and succession planning. Since 2016, he has served as a board member of Hospice Austin, a nonprofit organization founded over 30 years ago by physicians and concerned citizens to serve families. He holds a BS in Electrical and Mechanical Engineering from Trinity University.

7. Executive Compensation.

Compensation Discussion and Analysis

Executive Officer and Director Compensation of the Company

No compensation has been paid to date from TRICCAR, Inc. to any of our current officers and directors.

Employment Agreements

The Company is a party to employment agreements with its Chief Executive Officer and Chief Financial Officer. No salaries have been paid to date, with salaries expected to commence upon closing of the Series B financing.

The Company has retained William Townsend as its President & Chief Executive Officer and member of the board, who will serve on the board of directors in the capacity of Chairman, until such time he decides to relinquish the role or resign from the board of directors or at such time he owns less than 5% of the voting shares of the Company.

Townsend will receive an annual salary of not less than $1 annually; subject to applicable withholdings. In recognition of his personal investment in the Company, invention of formulae/products, assignment of the formulae or product(s) to TRICCAR Holdings, Inc., and work to date and through the completion of the Series B funding round, he will receive one and one-half percent (1.5%) royalty on the gross sales of the Company, paid monthly, in perpetuity. As founder of TRICCAR Holdings, Townsend received ownership of 50,000,000 non-dilutive shares of Class A common stock with 1:1 voting rights and 20,000,000 shares of Class B non-dilutive common stock with 20:1 voting rights and convertible to Class A common stock. Townsend returned 20,000,000 shares of Class A common stock to treasury for cancellation in order to facilitate the Acquisition.

He receives three and one half percent (3.5%) of any funds he assists in raising for the Company, whether direct or through investment banks or similar firms for capital raises, joint ventures, subsidiaries, divisions or other business concerns, and, in the case of acquisition or merger, with the new company, so long as you serve as President and/or Chief Financial Officer or on the company’s board of directors. Upon the sale of the Company, in which the acquirer purchases a majority interest, Townsend will receive a one-time payment of three and one half percent (3.5%) of the gross transaction price, in addition to any vested and unvested stock which you have been awarded, payable within 5 business days of the close of the transaction. Any stock that is unvested at the time of such acquisition shall immediately forward vest in full. In the case of his death, Townsend’s assignees or heirs shall receive this payment, along with the vested and unvested stock.

Townsend is entitled to participate, on the same or better terms as other similar level employees of the Company participate, in any health insurance plan, performance bonuses, profit sharing, and other employee benefits or perquisites that the Company may adopt or maintain generally for all or most of its similar level employees, any of which may be changed, terminated or eliminated by the Company at any time in its exclusive discretion. The Company will pay 100% the cost of health insurance, a personal life insurance with a policy value of $2,500,000 and minimum term of 15 years, disability insurance, and other insurances offered to other employees. The Company will provide a stipend of $2,000 per month for vehicle allowance or lease/purchase, fuel, and/or maintenance, if requested; a $2,000 per month stipend for child and/or elder care, if requested; and provide for up to $80,000 per year in business-related expenses annually that may help further the business interests of the Company.

Townsend will be granted an option to purchase 5,000,000 shares of the Company’s Common Stock from a pool of employee incentive stock upon such time that the Employee Stock Option Program is instituted at a price per share of $0.01 per share, as determined by TRICCAR Holdings’ board of directors on December 16, 2016. The vesting of this stock shall commence on January 1, 2017 and vest equally monthly over four (4) years. Townsend has instructed the Board to earmark all 5,000,000 stock options to the Employee Stock Option Program when it is created in order to attract and retain talent, with 500,000 of these options earmarked for employees of the TRICCAR Bioceutical Manufacturing division.

The Company has retained Katrina Yao as our Executive Vice President and Chief Financial Officer, who also serves on the board of directors until such time she decides to relinquish the role or resign from the board of directors or owns less than 3% of the voting shares of the Company.

As an employee of the Company, Yao will receive an annual salary of not less than $188,000 annually; subject to applicable withholdings. In recognition of Yao’s personal investment in the Company, co-invention of formulae/products, and work to date and through the completion of the Series A funding round, she will receive one half of one percent (0.5%) royalty on the gross sales of the Company, paid quarterly, in perpetuity.

As founding Chief Financial Officer in TRICCAR Holdings, Yao received ownership of 25,000,000 non-dilutive shares of Class A common stock with 1:1 voting rights and 7,500,000 shares of Class B non-dilutive common stock with 20:1 voting rights and convertible to Class A common stock. Yao returned 17,500,000 shares of Class A common stock and 5,001,112 shares of Class B common stock to treasury for cancellation in order to facilitate the Acquisition.

Upon the sale of the Company, in which the acquirer purchases a majority interest, Yao will receive a one-time payment of one and one half percent (1.5%) of the gross transaction price. Any stock that is unvested at the time of such acquisition shall immediately forward vest in full.

The Company will pay 100% the cost of health insurance, a personal life insurance with a policy value of $2,000,000 and a term of 15 years, disability insurance, and other insurances offered to Yao and/or other employees. The Company will provide a stipend of $2,000 per month for vehicle allowance for lease/purchase, fuel, and maintenance, if requested; a $2,000 per month stipend for child and/or elder care, if requested; and will reimburse her for any continuing education, licensing, or professional organization fees associated with maintaining your good standing as a Certified Public Accountant, Certified Internal Auditor, and/or Certified Information System Auditor. Should she require security due to her involvement in the Company, home security monitoring and/or 24x7x365 armed security protection will be provided at her request.

In addition, Yao will be granted an option to purchase 3,850,000 shares of the Company’s Common Stock from a pool of employee incentive stock at a price per share of $0.01 per share, as determined by TRICCAR Holdings’ board of directors on December 16, 2016. The vesting of this stock shall commence on January 1, 2017 and vest equally monthly over four (4) years. Upon the formation of an Employee Stock Ownership Program is created, any unvested options shall convert to the vesting schedule of the Company’s ESOP. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement/ Restricted Stock Purchase Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment, however, upon meeting certain benchmarks you will qualify for forward vesting.

The Company will provide a payment of $88,000 for past work prior to the Company’s incorporation, payable within 30 days upon completion of the Company’s Series B financing round or bridge loan exceeding $200,000 prior to the Series B financing.

As employees, both Townsend and Yao will be required to participate in the Company’s community give-back program whereby all employees work with a company-supported non-profit organization for 40 hours each year, either concurrently or non-concurrently. These days are paid by the Company.

The Company has established a minimum $15.00 per hour wage in the United States. The Company has adopted a policy whereby no employee may receive a salary more than twenty times the average salary of the company.

Equity Compensation Plans

The Board may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion. Bonuses will be granted if the Board believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives. Other than our bonus plan, we intend to create an Employee Stock Ownership Program to aid in recruitment and retention of employees.

All compensation and stock option plans for executives and employees will be governed by the Compensation and Governance Committee.

Expense Reimbursement

We will reimburse our officers and directors for reasonable expenses incurred during the course of their performance.

Retirement Plans and Benefits.

None.

Director Compensation

We do not have a standard compensation arrangement for directors. The Company intends to form a Compensation and Governance Committee to make such determinations, with approval by both the Board of Directors and the Audit Committee.

8. Certain Relationships and Related Transactions, and Director Independence.

None.

Director Independence

The Company has a five member Board of Directors and currently has two independent directors serving the Company, Frank Federer and Steve Hayden.

9. Legal Proceedings.

The Company is currently not in legal proceedings and knows of none that are pending or threatened.

10. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our common stock is listed on the OTCQB market maintained by OTC Markets Group, Inc., a privately owned company headquartered in New York City, under the symbol “FOSI.” We intend to remain on the OTCQB market maintained by OTC Markets Group, Inc. and intend to apply to have our symbol changed by FINRA requesting the symbol “TCCR” in the near term. There is no assurance that the common stock will continue to be traded on the OTC Markets or that any liquidity exists for our shareholders.

Market Price

As the reorganization closed on February 28, 2020 and does not reflect the current operations of the Company, historical market price information is not material to the operations of the Company.

As of February 28, 2020, the Company had 400,000,000 shares of Class A and Class B common stock authorized with 100,000,000 shares issued and outstanding.

Penny Stock Regulations

Our common stock is listed on OTCQB market maintained by OTC Markets Group, Inc., a privately owned company headquartered in New York City, under the symbol “FOSI.” The sale price of our common stock has been less than $5.00 per share. As such, the Company’s common stock may be subject to provisions of Section 15(g) and Rule 15g9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stocks, and Rule 15g9(d) incorporates the definition of “penny stock” that is found in Rule 3a511 of the Exchange Act. The SEC generally defines “penny stock” to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. As long as the Company’s common stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker dealers who sell penny stocks to persons other than established customers and accredited investors.

Dividends

The Company has not issued any dividends on the common stock to date, and does not intend to issue any dividends on the common stock in the near future.

We currently intend to use all profits to further the growth and development of the Company.

11. Recent Sales of Unregistered Securities

80,000,000 shares were issued to holders of TRICCAR Holdings, Inc. shares as part of the reorganization. Of these, 3,435,000 shares were issued to non-founder executives with a restriction on sale until February 28, 2021 or later and 76,324,812 shares were issued to Series A shareholders.

12. Description of Registrant’s Securities.

Common Stock

Our certificate of incorporation authorizes the issuance of up to 400,000,000 shares of common stock. There are approximately 100,000,000 shares of our common stock outstanding. The holders of our Class A common stock are entitled to one vote per share. The holders of our Class B common stock are entitled to twenty votes per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for our operation and expansion. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the preferences of any then outstanding shares of preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 50,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. We have not designated or issued any shares of our preferred stock to date.

Financial Statements and Exhibits.

The pro forma financial statements of TRICCAR, Inc. are included herein above. The audited financial statements for TRICCAR, Inc. will be provided by amendment within 75 days of this report on Form 8-K.

Exhibits

The following Exhibits are included herein:

Exhibit No.	Description

10.1	Reorganization and Stock Purchase Agreement dated as of December 12, 2019 (this "Agreement") is by and among Frontier Oilfield Services, Inc. (“Frontier”), TRICCAR Holdings, Inc. (“TRICCAR”) and shareholders of Frontier (“Frontier Shareholders”)
10.2	TRICCAR, Inc. Articles of Incorporation
10.3	Agreement and Plan of Merger
10.4	Townsend Letter Returning 5,000,000 options to ESOP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 2, 2020	TRICCAR, Inc.

	By:	/s/ William Townsend
William Townsend,
Chief Executive Officer and Director